As filed with the Securities and Exchange Commission on October 25, 2001

                                                              File No. 811-10457

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A/A

                               AMENDMENT NO. 1 TO
                         NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

            Name: Pioneer Global Consumer Products & Services Fund

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                         60 State Street
                         Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                         Joseph P. Barri, Esq.
                         Hale and Dorr LLP
                         60 State Street
                         Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this amended Form N-8A:

                  YES      |X|                                NO | |

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 25th day of October, 2001.

Attest:                                PIONEER GLOBAL CONSUMER PRODUCTS
                                       & SERVICES FUND



/s/ Dorothy E. Bourassa                /s/ Joseph P. Barri
Dorothy E. Bourassa                        Joseph P. Barri
Assistant Secretary                        Trustee and Secretary